Statement Regarding Computation of Earnings Per Share
                   (in thousands, except per share amounts)


                                                   Year Ended
                                     May 31, 1997   June 1, 1996   June 3, 1995


Net income (loss)                      $  14,845      $  10,925      $  (8,685)
                                     ==========================================
Weighted average common shares
outstanding*                              12,285         11,584         11,700

Options vested**                               -              -              -
                                     ------------------------------------------
                                          12,285         11,584         11,700
                                     ==========================================
Net income (loss) per common stock        $ 1.21        $   .94        $  (.74)
                                     ==========================================

   *       Reflects 1,200 for one stock split.
   ** Effects of vested options outstanding are less than 3% of earnings per share.
















